NINTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT

        THIS NINTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (“Amendment”), dated as of March 31, 2005, is by and between BADGER PAPER MILLS, INC., a corporation organized under the laws of the State of Wisconsin (“Borrower”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”) as sole Lender and as Agent under the Credit Agreement referred to below.

W I T N E S S E T H :

        WHEREAS, PNC and Borrower entered into a certain Revolving Credit and Security Agreement, dated as of November 30, 2001, as amended by a First Amendment to Revolving Credit and Security Agreement, dated as of April 30, 2002, as further amended by a Second Amendment to Revolving Credit and Security Agreement, dated as of September, 2002, as further amended by a Third Amendment to Revolving Credit and Security Agreement, dated as of August 13, 2003, as further amended by a Fourth Amendment to Revolving Credit and Security Agreement, dated as of November 14, 2003, as further amended by a Fifth Amendment to Revolving Credit and Security Agreement, dated as of March 23, 2004, as further amended by a Sixth Amendment to Revolving Credit and Security Agreement dated as of April 30, 2004, as further amended by a Seventh Amendment to Revolving Credit and Security Agreement dated as of May 14, 2004 and as further amended by an Eighth Amendment to Revolving Credit and Security Agreement, dated as of August 12, 2004 (the “Credit Agreement”);

        WHEREAS, Borrower has requested that the Credit Agreement be amended as set forth herein;

        NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties hereto agree as follows:

        1.    DEFINITIONS. All capitalized terms used herein and not otherwise defined shall have the meanings provided for in the Credit Agreement.

2. AMENDMENT. Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Credit Agreement is hereby amended as follows:

2.1 The definition of “Maximum Revolving Advance Amount” set forth in Section 1.2 of the Credit Agreement is hereby restated in its entirety to read as follows:

“Maximum Revolving Advance Amount” shall mean $9,500,000.”

2.2 Section 6.5 of the Credit Agreement is hereby restated in its entirety to read as follows:

“6.5 Fixed Charge Coverage Ratio; Undrawn Availability. Cause to be maintained (i) at the end of each calendar quarter commencing with the calendar quarter ending March 31, 2002 (but excluding the calendar quarters ending September 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005), a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0, calculated for the twelve immediately preceding months ending as of the date of determination, (ii) at the end of the one-month period ending June 30, 2004 a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0, (iii) a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 at the end of the calendar quarter ending March 31, 2005 calculated for the three immediately preceding months, at the end of the calendar quarter ending June 30, 2005 calculated for the six immediately preceding months, and at the end of the calendar quarter ending September 30, 2005 calculated for the nine immediately preceding months, and (iv) Undrawn Availability of not less than $2,000,000 as of the close of business on each day during the period commencing on August 16, 2004 through and including the last day of the Term.”

2.3 The Borrower acknowledges and agrees that from and after March 31, 2005 all Revolving Advances shall be Domestic Rate Loans and the Borrower may not elect to have Revolving Advances be made as or converted to Eurodollar Rate Loans.

2.4 The Borrower acknowledges and agrees that pursuant to Section 2.1(a) of the Credit Agreement the Agent currently has in effect a reserve in the amount of $500,000 and that effective as of March 31, 2005 the Agent will increase such reserve to $1,000,000. The Borrower further acknowledges and agrees that the establishment and increase of such reserve is a commercially reasonable act on the part of the Agent.

        3.    EXPENSES. Borrower shall pay, upon demand, all reasonable attorneys’ fees and out-of-pocket costs of Agent and Lender in connection with this Amendment and the agreements, documents and other items contemplated hereunder.

        4.    REAFFIRMATION OF GRANT OF SECURITY INTEREST. Borrower expressly acknowledges and agrees that all collateral, security interests, liens, pledges and mortgages heretofore, under this Amendment or hereafter granted to Agent including, without limitation, such collateral, security interests, liens, pledges and mortgages granted under the Credit Agreement and the Other Documents and all supplements thereto, extend to and secure all of the obligations of Borrower to Agent and Lenders, now existing or hereafter arising including, without limitation, those arising in connection with the Credit Agreement, as amended by this Amendment, upon the terms set forth in such agreements, all of which security interests, liens, pledges and mortgages are hereby ratified, reaffirmed, confirmed and approved.

        5.    RELEASE. Borrower hereby fully and forever releases and discharges Agent and Lenders and their respective predecessors, successors, assigns, stockholders, affiliates, directors, officers, employees, agents, attorneys, independent contractors and representatives (whether now or heretofore acting in such capacity or otherwise) (the “Releasees”), from any and all claims, demands, liabilities, obligations, actions, causes of action and suits at law or in equity, of whatsoever kind or nature, whether known or unknown, discovered or undiscovered, matured or not matured, asserted or unasserted, which Borrower heretofore had or asserted or now or hereafter has or may assert against any one or more of the Releasees, arising out of or in respect of any actions, conduct, circumstances or events on or prior to the date hereof in connection with the administration by Agent and Lenders of their financing arrangements with Borrower. In furtherance and not in limitation of the provisions of the preceding sentence, Borrower also agrees not to sue or prosecute any action against any or all of the Releasees with respect to any of the matters contemplated within the scope of said sentence, and Borrower agrees to hold each and all of the Releasees harmless in respect of any suit or prosecution by Borrower in contravention of the provisions of this sentence.

        6.    MISCELLANEOUS.

6.1 Limited Nature of Amendment. The parties hereto acknowledge and agree that the terms and provisions of this Amendment amend, add to and constitute a part of the Credit Agreement. Except as expressly waived or modified and amended by the terms of this Amendment, all of the other terms and conditions of the Credit Agreement and all documents executed in connection therewith or referred to or incorporated therein remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

6.2 Conflict. If there is an express conflict between the terms of this Amendment and the terms of the Credit Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.

6.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

6.4 Representations and Warranties. Borrower represents and warrants to Agent and Lenders as follows: (A) Borrower has all necessary corporate power and authority to execute and deliver this Amendment and perform its obligations hereunder; (B) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms; and (C) all representations and warranties of Borrower contained in the Credit Agreement and all other agreements, instruments and other writings relating thereto are true and complete as of the date hereof.

6.5 Governing Law. This Amendment was executed and delivered in Chicago, Illinois and shall be governed by and construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of Illinois.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BADGER PAPER MILLS, INC.
By: /s/ Paul M. Bouthilet
Name: Paul M. Bouthilet
Title: Vice President, Chief Financial Officer, Secretary and Treasurer
PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender
By: /s/ Sherry Winick
Name: Sherry Winick
Title: Vice President